EXHIBIT 10.10

IVAX Diagnostics, Inc.

February 24, 2004

Giorgio D’Urso

c/o IVAX Diagnostics, Inc.

2140 N. Miami Avenue

Miami, FL 33137

Re:	Employment Agreement, dated October 1, 1998 (the “Agreement”)

Dear Mr. D’Urso:

As you are aware, we are parties to the Agreement, which sets forth the terms and conditions of your employment by IVAX Diagnostics, Inc. (the “Company”). Terms not defined herein shall have the meanings ascribed to them in the Agreement.

The Term of the Agreement expired on October 1, 2003. As previously discussed, both you and the Company desire to extend the Term, on the same terms and conditions stated in the Agreement, for an additional period commencing effective October 1, 2003 and ending on February 24, 2006.

This letter sets forth our mutual understanding and acknowledgement that, notwithstanding any agreements, documents or discussions, whether written or oral, to the contrary, the Agreement, as hereby extended, continues in full force and effect as of October 1, 2003 and remains the legal, valid and binding agreement of each of you and the Company. You and the Company both hereby ratify and confirm, as of October 1, 2003, all of our respective obligations under the Agreement, as hereby extended.

If the foregoing correctly sets forth our agreement, please sign this letter in the space indicated below and return a signed copy to my attention.

Sincerely,

IVAX Diagnostics, Inc.

By:	/s/ Duane Steele
Duane Steele,
Vice President – Business Development

Accepted and agreed to by:

/s/ Giorgio D’Urso
Giorgio D’Urso